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                N-SAR ITEM 77H: CHANGE IN CONTROL OF REGISTRANT

Below are the persons presumed to control Registrant's series because such person owns more than 25% of a series based on the records of the series.

                             AS OF JULY 31ST 2013

                                                                  OWNERSHIP % OF
            FUND                        NAME OF PERSON                SERIES
COLUMBIA INCOME BUILDER FUND  AMERICAN ENTERPRISE INVESTMENT SVC      34.44%